Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor and Media Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Capella Education Company Reports Fourth Quarter and Full Year 2017 Results
Strong new enrollment growth in fourth quarter 2017

MINNEAPOLIS, March 1, 2018 - Capella Education Company (NASDAQ: CPLA), a leading educational services company, today announced financial results for the three months and year ended Dec. 31, 2017.

“We are pleased with our mid-single digit new enrollment growth in the fourth quarter of 2017. After taking into consideration adjustments for certain items in the fourth quarter, our financial performance was consistent with our expectations,” said Kevin Gilligan, chairman and chief executive officer. “We are executing on our strategies to deliver the most direct path between learning and employment and maintaining our commitment to academic quality.”

Mr. Gilligan continued, “We are continuing to make progress on our merger process with Strayer Education, Inc. and have achieved key milestones, including antitrust and shareholder approvals. We look forward to completing the transaction and creating a national leader for adults looking for the education they need to advance their careers in best-in-class institutions for faculty and employees.”

Selected Financial Data for the Three Months Ended Dec. 31, 2017

Capella Education Company revenues were $112.0 million in the fourth quarter of 2017, up 0.7 percent compared to $111.3 million in the fourth quarter of 2016. The operating loss on a GAAP basis was $1.6 million, compared to operating income of $18.3 million for the same period in 2016. On an adjusted, non-GAAP basis, fourth quarter 2017 operating income was $18.3 million. The fourth quarter 2017 period includes goodwill and intangible asset impairment charges of $15.0 million within the Job-Ready Skills segment, merger transaction costs of $3.7 million and the impact of tax reform of $2.2 million for Capella Education Company, and restructuring charges of $1.3 million within the Post-Secondary and Job-Ready Skills segments. Diluted net loss per common share from continuing operations on a GAAP basis was $0.63, compared to diluted net income per common share from continuing operations of $0.97 for the same period in 2016. On an adjusted, non-GAAP basis, fourth quarter 2017 diluted net income per common share from continuing operations was $0.86. In addition, other tax adjustments reduced net income per common share from continuing operations for fourth quarter 2017 by an additional $0.13.

Operating and Segment Highlights

The “Post-Secondary” segment is comprised of Capella University and Sophia Learning; the “Job-Ready Skills” segment consists of Capella Learning Solutions, Hackbright Academy and DevMountain.
A summary of adjusted items by segment is included in the notes to the attached non-GAAP reconciliation table.

Post-Secondary Segment

•
Fourth quarter 2017 revenues were $109.8 million, up 0.4 percent compared to $109.4 million in the same period a year ago. The increase in revenue is related to higher revenue-per-learner primarily as a result of learners selecting course materials made available to support their academic needs and a slight tuition price increase implemented in July, 2017.

•
Operating income was $19.8 million, compared to operating income of $20.7 million for the same period in 2016. The operating margin was 18.0 percent in the fourth quarter 2017, compared to 18.9 percent in the fourth quarter of 2016. The fourth quarter 2017 period includes restructuring charges of $0.7 million to align the organization with 2018 strategic priorities. Post-Secondary segment operating results are primarily attributable to Capella University.

•	Capella University new enrollment increased by 5.7 percent compared to fourth quarter 2016, including positive new enrollment growth across all degree programs.

•
Total Capella University active enrollment decreased 1.0 percent to 37,517 learners, and early cohort persistence improved by approximately 1 percent as improvements moderated given gains of 21 percent over a period of approximately 5 years.

•
FlexPath, Capella University’s fastest-growing offerings, continued to positively impact new and total enrollment in the fourth quarter 2017, and is now 20 percent of Capella University’s Bachelor’s and Master’s degrees total enrollment.

Job-Ready Skills Segment

•	Fourth quarter 2017 revenues were $2.2 million compared to $1.9 million in the same period of 2016.

•
Operating loss was $17.7 million in the fourth quarter 2017, compared to a loss of $2.4 million in the fourth quarter of 2016. While the acquisitions of Hackbright and DevMountain have positively impacted revenue growth, the acquisitions have not achieved performance expectations, resulting in fourth quarter 2017 goodwill and intangible asset impairment charges of $15.0 million. In addition, the fourth quarter 2017 period includes restructuring charges of $0.6 million to right-size the cost structure in the Job-Ready Skills segment.

Selected Financial Data for the Fiscal Year Ended Dec. 31, 2017

Capella Education Company revenues were $440.4 million in fiscal year 2017, up 2.6 percent compared to $429.4 million in 2016. Operating income on a GAAP basis was $45.1 million, compared to $68.2 million for the same period in 2016. On an adjusted, non-GAAP basis, full-year 2017 operating income was $65.1 million. The full-year 2017 period includes goodwill and intangible asset impairment charges of $15.0 million within the Job-Ready Skills segment, merger transaction costs of $3.7 million and the impact of tax reform of $2.2 million for Capella Education Company, and restructuring charges of $1.3 million within the Post-Secondary and Job-Ready Skills segments. Diluted net income per common share from continuing operations on a GAAP basis was $1.96, compared to $3.58 for the same period in 2016. On an adjusted, non-GAAP basis, full-year 2017 diluted net income per common share from continuing operations was $3.43.

Balance Sheet and Cash Flow

At Dec. 31, 2017, Capella Education Company had cash and marketable securities of $181.4 million, compared to $162.3 million at Dec. 31, 2016, and no debt as of these dates.

Cash provided by operating activities from continuing operations for 2017 was $63.7 million compared to $86.1 million in 2016.

Dividend and Share Repurchases

A quarterly cash dividend of $0.43 per outstanding share of common stock was declared during the fourth quarter of 2017. The dividend was paid on Jan. 18, 2018.

The Company repurchased approximately 51,000 shares of Capella stock for total consideration of $3.5 million in fiscal year 2017. In the fourth quarter of 2017, Capella Education Company repurchased approximately 14,000 shares of Capella stock for total consideration of $1.0 million. The remaining authorization as of the end of the fourth quarter was $27.0 million.

2018 Goals and Outlook

The Company’s goal for 2018 is to deliver continued revenue growth. To achieve this goal, annual new enrollment growth will be needed in a continuing volatile enrollment environment, as well as stable or improving early cohort persistence and continued revenue growth in the Job-Ready Skills segment. In addition, the Company is managing the Job-Ready Skills segment to be less dilutive in 2018.

The tax rate for recurring operations for Capella Education Company in 2018 is currently expected to be about 24 to 25 percent related to the United States tax reform legislation passed at the end of 2017, which reduced the federal corporate tax rate.

Merger Update

As announced on October 30, 2017, Capella Education Company and Strayer Education, Inc. (“Strayer”) (NASDAQ:STRA) agreed to combine in an all-stock merger of equals transaction, creating a national leader in education innovation. As previously disclosed, on November 22, 2017, the U.S. Federal Trade Commission granted early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, on January 19, 2018, the Company and Strayer announced that shareholders of both companies voted to approve a proposal to effect the merger. The proposed merger remains subject to the satisfaction of customary closing conditions, including approvals by State regulators, and relevant accreditation bodies. By letter dated February 26, 2018, the Department of Education issued the results of its preacquisition review of the proposed change in ownership of Capella. That letter confirms that, subject to submission of additional documents following the Closing, the University will have uninterrupted participation in the Title IV Programs while the Department of Education completes its review of the relevant documentation. Capella Education Company and Strayer continue to expect that the merger will close in the third quarter of 2018. Following the completion of the merger, Strategic Education, Inc. will be the corporate entity under which both Capella University and Strayer University will continue to operate as independent and separately accredited institutions.

Conference Call

In light of the pending merger, the Company will not be providing financial guidance or hold an investor conference call.

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to future prospects and expectations regarding our growth, revenues, enrollment, and operating performance, and should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to risks and uncertainties which could cause the company's actual results to differ materially from historical results and from results presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation, gainful employment, return of Title IV funds, borrower defenses to repayment, financial responsibility standards, state authorization, certifications and program requirements; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; adapting to changes in the administration, funding and availability for Title IV programs; successfully defending litigation and other claims; any governmental action or review of our business, marketing, or financial aid practices, including by any state attorneys general, the federal Consumer Financial Protection Bureau, the Federal Trade Commission, the Minnesota Office of Higher Education or other state or federal regulatory bodies; successfully growing our FlexPath programs; maintaining and expanding existing commercial relationships with employers and developing new employer and business partner relationships; improving our conversion rate and effectively optimizing our marketing strategy and spend; successfully managing our learner success, doctoral enrollment and degree completion efforts; keeping up with advances in technology important to the online learner experience; effectively managing data security risks; successfully growing acquisitions and new business lines; and managing risks associated with the overall competitive environment and general economic conditions. The company also faces risks and uncertainties relating to the proposed merger transaction with Strayer Education, Inc., including the ability to satisfy the conditions to consummation of the merger; the risk that required governmental and regulatory approvals may delay the merger transaction or result in the imposition of conditions that could cause the parties to abandon the merger transaction or materially impact the financial benefits of the transaction; the risk that the businesses will not be integrated successfully; the risk that the cost savings and anticipated synergies from the merger transaction may not be fully realized or may take longer to realize than expected; disruption from the proposed merger transaction making it more difficult to maintain relationships with learners, employers, employees or suppliers; the diversion of management time on merger-related issues and the risk of shareholder class action lawsuits against the company, its management team and board of directors.

Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements include those described in the “Risk Factors” section of our most recent

Annual Report on Form 10-K on file with the Securities and Exchange Commission (SEC) and any updates or developments described in our Quarterly Reports on Form 10-Q, or other documents the company files with the SEC.

About Capella Education Company

Capella Education Company (http://www.capellaeducation.com) is an educational services company that provides access to high-quality education through online postsecondary degree programs and job-ready skills offerings needed in today’s market. Capella’s portfolio of companies is dedicated to closing the skills gap by providing the most direct path between learning and employment.

# # #

CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of December 31, 2017	As of December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$106,566	$93,570
Marketable securities, current	45,226	45,458
Accounts receivable, net of allowance of $7,979 at December 31, 2017 and $6,682 at December 31, 2016	22,733	20,708
Prepaid expenses and other current assets	9,523	17,877
Total current assets	184,048	177,613
Marketable securities, non-current	29,570	23,320
Property and equipment, net	35,961	34,121
Goodwill	13,477	23,310
Intangibles, net	3,402	9,221
Deferred income taxes	2,839	1,853
Other assets	9,724	7,875
Total assets	$279,021	$277,313
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,281	$4,367
Accrued liabilities	26,619	31,302
Dividends payable	5,228	4,945
Deferred revenue	13,849	12,398
Total current liabilities	47,977	53,012
Deferred rent	12,365	13,693
Other liabilities	3,288	2,316
Total liabilities	63,630	69,021
Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 11,635 at December 31, 2017 and 11,545 at December 31, 2016	116	115
Additional paid-in capital	127,804	121,581
Accumulated other comprehensive loss	(110)	(93)
Retained earnings	87,581	86,689
Total shareholders’ equity	215,391	208,292
Total liabilities and shareholders’ equity	$279,021	$277,313

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year-Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Revenues	$112,032	$111,308	$440,411	$429,390
Costs and expenses:
Instructional costs and services	48,679	47,526	195,081	185,995
Marketing and promotional	27,901	27,319	109,394	103,458
Admissions advisory	6,948	7,176	29,163	29,292
General and administrative	10,179	11,027	41,714	42,438
Goodwill and intangible asset impairment charges	14,955	—	14,955	—
Merger transaction costs	3,728	—	3,728	—
Restructuring charges	1,282	—	1,282	—
Total costs and expenses	113,672	93,048	395,317	361,183
Operating income (loss)	(1,640)	18,260	45,094	68,207
Other income, net	401	98	793	177
Income (loss) from continuing operations before income taxes	(1,239)	18,358	45,887	68,384
Income tax expense	6,031	6,891	22,477	25,980
Income (loss) from continuing operations	(7,270)	11,467	23,410	42,404
Income (loss) from discontinued operations, net of tax	—	(41)	95	565
Net income (loss)	$(7,270)	$11,426	$23,505	$42,969
Basic net income (loss) per common share:
Continuing operations	(0.63)	1.00	2.01	3.65
Discontinued operations	—	(0.01)	0.01	0.05
Basic net income (loss) per common share	$(0.63)	$0.99	$2.02	$3.70
Diluted net income (loss) per common share
Continuing operations	(0.63)	0.97	1.96	3.58
Discontinued operations	—	—	0.01	0.04
Diluted net income (loss) per common share	$(0.63)	$0.97	$1.97	$3.62
Weighted average number of common shares outstanding:
Basic	11,628	11,517	11,623	11,614
Diluted	11,628	11,812	11,950	11,856
Cash dividends declared per common share	$0.43	$0.41	$1.66	$1.58

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Year-Ended December 31,
	2017	2016
Operating activities
Net income	$23,505	$42,969
Income from discontinued operations, net of tax	95	565
Income from continuing operations	23,410	42,404
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	12,726	10,663
Depreciation and amortization	19,718	21,343
Amortization of investment discount/premium, net	1,410	2,129
Impairment of goodwill and intangible assets	14,955	—
Impairment of property and equipment	440	442
Loss on disposal of property and equipment	414	164
Share-based compensation	6,524	6,422
Excess tax benefits from share-based compensation	—	(1,136)
Deferred income taxes	(909)	(4,280)
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed from business acquisitions:
Accounts receivable	(14,751)	(13,568)
Prepaid expenses and other current assets	(963)	(470)
Accounts payable and accrued liabilities	(6,214)	9,063
Income taxes payable	6,822	(2,823)
Deferred rent	(1,328)	11,819
Deferred revenue	1,451	3,902
Net cash provided by operating activities - continuing operations	63,705	86,074
Net cash provided by (used in) operating activities - discontinued operations	95	(2,874)
Net cash provided by operating activities	63,800	83,200
Investing activities
Acquisitions, net of cash acquired	—	(32,101)
Capital expenditures	(22,097)	(20,908)
Investment in partnership interests	(1,787)	(3,551)
Purchases of marketable securities	(73,680)	(29,216)
Maturities of marketable securities	66,220	31,430
Net cash used in investing activities - continuing operations	(31,344)	(54,346)
Net cash provided by investing activities - discontinued operations	3,243	15,032
Net cash used in investing activities	(28,101)	(39,314)
Financing activities
Excess tax benefits from share-based compensation	—	1,136
Net proceeds from exercise of stock options	1,042	5,363
Taxes paid for restricted stock units	(1,197)	(931)
Payment of dividends	(19,078)	(18,254)
Repurchases of common stock	(3,472)	(25,633)
Net cash used in financing activities - continuing operations	(22,705)	(38,319)
Net cash used in financing activities - discontinued operations	—	—
Net cash used in financing activities	(22,705)	(38,319)
Effect of foreign exchange rates on cash	2	(24)
Net increase in cash and cash equivalents	12,996	5,543
Cash and cash equivalents and cash of business held for sale at beginning of year	93,570	88,027
Cash and cash equivalents at end of year	$106,566	$93,570
Supplemental disclosures of cash flow information
Income taxes paid	$16,616	$33,093
Non-cash investing and financing activities:
Purchase of equipment included in accounts payable and accrued liabilities	$379	$784
Declaration of cash dividend to be paid	5,041	4,785
Receivable due from sale of business	—	3,084

CAPELLA EDUCATION COMPANY
Segment Reporting
(In thousands)

	Three Months Ended December 31,		Year-Ended December 31,
	2017	2016	2017	2016
	(Unaudited)
Revenues
Post-Secondary	$109,837	$109,381	$430,665	$424,085
Job-Ready Skills	2,195	1,927	9,746	5,305
Consolidated revenues	$112,032	$111,308	$440,411	$429,390
Operating income (loss)
Post-Secondary	19,817	20,680	74,005	76,935
Job-Ready Skills	(17,729)	(2,420)	(25,183)	(8,728)
Merger transaction costs	(3,728)	—	(3,728)	—
Consolidated operating income (loss)	(1,640)	18,260	45,094	68,207
Other income, net	401	98	793	177
Income (loss) from continuing operations before income taxes	$(1,239)	$18,358	$45,887	$68,384

Within the summary of financial information by reportable segment table above, the operating loss attributable to the Job-Ready Skills segment for the three months and year-ended December 31, 2017 includes goodwill and intangible asset impairment charges of $15.0 million and restructuring charges of $0.6 million. Additionally, the operating income attributable to the Post-Secondary segment for the three months and year-ended December 31, 2017 includes restructuring charges of $0.7 million. Goodwill and intangible asset impairment charges represent the excess of the carrying value of the Coding Schools reporting unit relative to the fair value determined as part of the goodwill and intangible asset annual impairment analysis. Restructuring charges relate primarily to severance costs and other termination benefits associated with former Company employees whose employment at the Company was involuntarily terminated during the period as we aligned the organization with 2018 strategic priorities and right-sized the cost structure in the Job-Ready Skills segment.

Note: The summary of financial information by reportable segment above excludes the results of operations for Arden University, which are presented as discontinued operations in our Consolidated Statements of Income.

Quarterly revenues and operating income (loss) by reportable segment for prior quarters can be found at the Capella Education Company website at www.capellaeducation.com, under ‘Investor Relations’, within the ‘Financial Information’ section in the ‘Fiscal Year & Quarterly Results’ spreadsheet.

CAPELLA EDUCATION COMPANY
Reconciliation of Non-GAAP Financial Information
(In thousands, except per share amounts)

Reconciliation of GAAP Financial Measures to Non-GAAP Measures

To provide additional transparency and clarity, we have provided the following Non-GAAP measures of performance as adjusted for certain items that we believe to be useful to readers of the financial statements. These non-GAAP financial measures are useful in evaluating the performance of the Company, as they provide additional insights to users of the financial statements and highlight the impact of goodwill and intangible asset impairment charges, transaction-related expenses associated with the Company's pending merger agreement, restructuring actions, and tax reform on the financial performance and operating results of the Company. Management uses the following Non-GAAP adjusted items as measures of operating performance for the Company, and certain of these Non-GAAP adjusted items (not including the impact of tax reform) are also components in the determination of management incentive compensation. However, these items (such as adjusted net income and adjusted diluted net income per common share) are not recognized measurements under U.S. generally accepted accounting principles (GAAP) and when analyzing our operating performance, investors should use these adjusted measures in addition to, and not as an alternative for, the corresponding unadjusted items (including unadjusted net income and unadjusted diluted net income per common share, as reconciled within the tables below and reported within the Consolidated Statement of Income) as determined in accordance with GAAP. The adjusted Non-GAAP measures are included in the column labeled 'As Adjusted (Non-GAAP)' and the associated most directly comparable GAAP measures are shown within the column labeled 'As Reported (GAAP).' Other companies may calculate these adjusted operating performance metrics differently than we do, limiting the usefulness of this measure for comparisons with other companies.

Three Months Ended December 31, 2017

	Three Months Ended December 31, 2017	Goodwill and Intangible Asset Impairment Charges (a)	Merger Transaction Costs (b)	Restructuring Charges (c)	Tax Reform Impact	Three Months Ended December 31, 2017
	As Reported (GAAP)	Non-GAAP Adjustments				As Adjusted (Non-GAAP)
	(Unaudited)
Operating income (loss)	$(1,640)	$14,955	$3,728	$1,282	$—	$18,325
Other income, net	401	—	—	—	—	401
Income (loss) from continuing operations before income taxes	(1,239)	14,955	3,728	1,282	—	18,726
Income tax expense (d)	6,031	3,747	390	480	(2,224)	8,424
Income (loss) from continuing operations	(7,270)	11,208	3,338	802	2,224	10,302
Income (loss) from discontinued operations, net of tax	—	—	—	—	—	—
Net income (loss)	$(7,270)	$11,208	$3,338	$802	$2,224	$10,302
Basic net income (loss) per common share:
Continuing operations	$(0.63)	$0.96	$0.29	$0.07	$0.19	$0.89
Discontinued operations	—	—	—	—	—	—
Basic net income (loss) per common share	$(0.63)	$0.96	$0.29	$0.07	$0.19	$0.89
Diluted net income (loss) per common share:
Continuing operations	$(0.63)	$0.94	$0.28	$0.07	$0.19	$0.86
Discontinued operations	—	—	—	—	—	—
Diluted net income (loss) per common share	$(0.63)	$0.94	$0.28	$0.07	$0.19	$0.86
Weighted average number of common shares outstanding:
Basic	11,628					11,628
Diluted (e)	11,628					11,935

Note: Per share amounts for basic and diluted net income (loss) per common share may not sum across due to rounding.

(a) Goodwill and intangible asset impairment charges relate to non-cash expenses arising from the impairment of goodwill and indefinite-lived intangible asset balances applicable to the Coding Schools reporting unit (included within the Job-Ready Skills segment) as determined during the performance of our annual goodwill and intangible asset impairment analysis. Based on the results of the valuation analysis performed, the fair value of the Coding Schools reporting unit, and the fair value of the Hackbright and DevMountain trade names, were determined to be less than their respective carrying values as of the valuation date, and $15.0 million of impairment charges were recorded during the three months ended December 31, 2017. Of this amount, $9.9 million relates to a goodwill impairment charge and $5.1 million relates to an intangible asset (trade name) impairment charge.

(b) During the three months ended December 31, 2017, the Company incurred $3.7 million in transaction costs related to the Merger agreement, primarily attributable to consulting, legal, and investment banking fees incurred by the Company in connection with the proposed Merger agreement.

(c) Restructuring charges relate primarily to severance costs and other termination benefits associated with former Company employees whose employment at the Company was involuntarily terminated during the period as we aligned the organization with 2018 strategic priorities and right-sized the cost structure in the Job-Ready Skills segment, which resulted in restructuring charges of $1.3 million during the three months ended December 31, 2017. Severance and related termination benefits are recorded during the period in which no additional services are required to be performed by the former employee in order to receive severance benefits.

(d) During the three months ended December 31, 2017, the effective tax rate as reported was significantly impacted by Non-GAAP adjustment items presented above. The adjusted effective tax rate after taking into account the Non-GAAP adjustment items included in the Non-GAAP reconciliation above was 45%, which is higher than our historical effective tax rate due to other tax adjustments totaling $1.5 million, which were recorded during the fourth quarter of 2017.

(e) During quarterly periods in which the Company reports a net loss, basic and diluted loss per share are disclosed as the same amount, as including the impact of dilutive securities would be antidilutive to the calculation.

Year-Ended December 31, 2017

	Year Ended December 31, 2017	Goodwill and Intangible Asset Impairment Charges (a)	Merger Transaction Costs (b)	Restructuring Charges (c)	Tax Reform Impact	Year Ended December 31, 2017
	As Reported (GAAP)	Non-GAAP Adjustments				As Adjusted (Non-GAAP)
Operating income	$45,094	$14,955	$3,728	$1,282	$—	$65,059
Other income, net	793	—	—	—	—	793
Income from continuing operations before income taxes	45,887	14,955	3,728	1,282	—	65,852
Income tax expense (d)	22,477	3,747	390	480	(2,224)	24,870
Income from continuing operations	23,410	11,208	3,338	802	2,224	40,982
Income from discontinued operations, net of tax	95	—	—	—	—	95
Net income	$23,505	$11,208	$3,338	$802	$2,224	$41,077
Basic net income per common share:
Continuing operations	$2.01	$0.96	$0.29	$0.07	$0.19	$3.53
Discontinued operations	0.01	—	—	—	—	—
Basic net income per common share	$2.02	$0.96	$0.29	$0.07	$0.19	$3.53
Diluted net income per common share:
Continuing operations	$1.96	$0.94	$0.28	$0.07	$0.19	$3.43
Discontinued operations	0.01	—	—	—	—	0.01
Diluted net income per common share	$1.97	$0.94	$0.28	$0.07	$0.19	$3.44
Weighted average number of common shares outstanding:
Basic	11,623					11,623
Diluted	11,950					11,950

Note: Per share amounts for basic and diluted net income per common share may not sum across due to rounding.

(a) Goodwill and intangible asset impairment charges relate to non-cash expenses arising from the impairment of goodwill and indefinite-lived intangible asset balances applicable to the Coding Schools reporting unit (included within the Job-Ready Skills segment) as determined during the performance of our annual goodwill and intangible asset impairment analysis. Based on the results of the valuation analysis performed, the fair value of the Coding Schools reporting unit, and the fair value of the Hackbright and DevMountain trade names, were determined to be less than their respective carrying values as of the valuation date, and $15.0 million of impairment charges were recorded during the twelve months ended December 31, 2017. Of this amount, $9.9 million relates to a goodwill impairment charge and $5.1 million relates to an intangible asset (trade name) impairment charge.

(b) During the year-ended December 31, 2017, the Company incurred $3.7 million in transaction costs related to the Merger agreement, primarily attributable to consulting, legal, and investment banking fees incurred by the Company in connection with the proposed Merger agreement.

(c) Restructuring charges relate primarily to severance costs and other termination benefits associated with former Company employees whose employment at the Company was involuntarily terminated during the period as we aligned the organization with 2018 strategic priorities and right-sized the cost structure in the Job-Ready Skills segment, which resulted in restructuring charges of $1.3 million during the year-ended December 31, 2017. Severance and related termination benefits are recorded during the period in which no additional services are required to be performed by the former employee in order to receive severance benefits.

(d) During the year-ended December 31, 2017, the effective tax rate as reported was 49.0%, of which 11.2% was driven by Non-GAAP adjustment items. The adjusted effective tax rate after taking into account the Non-GAAP adjustment items included in the Non-GAAP reconciliation above was 37.8%, which is in line with our historical effective tax rate.

CAPELLA UNIVERSITY
Other Information

	December 31,
Capella University Enrollment by Degree (a):	2017	2016	% Change
Doctoral	9,096	9,110	(0.2)%
Master's	17,437	17,865	(2.4)%
Bachelor's	9,856	9,791	0.7%
Other	1,128	1,116	1.1%
Total	37,517	37,882	(1.0)%

(a) Enrollment as of December 31, 2017 and 2016 includes learners who are actively enrolled during the last month of the quarters ended December 31, 2017 and 2016, respectively.